                                   EXHIBIT 21

                                  SUBSIDIARIES

Hubei Longdan has two subsidiaries:

•

Huiyuan Investment Co. Ltd., registered in August 1998, and fully merged with Hubei Longdan on December 1, 2000;

•

Hubei Fuhua Medicine Co, established on November 26, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of Hubei Fuhua.